November 13, 2012

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549

Re: Crown Dynamics Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated November 13, 2012, of Crown Dynamics Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ Semple, Marchal & Cooper, LLP